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                                                                     EXHIBIT 5.1

                               November 9, 2000



NPS Pharmaceuticals, Inc.
420 Chipeta Way
Salt Lake City, Utah  84108-1256


     Re:  NPS Pharmaceuticals, Inc.
          Registration Statement on Form S-3 (Registration No. 333-45274)

Ladies and Gentlemen:

     We have acted as counsel to NPS Pharmaceuticals, Inc., a Delaware corporation ("NPS"), in connection with the preparation and filing of the Registration Statement on Form S-3 (Registration No. 333-45274) originally filed on September 6, 2000 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and as subsequently amended by an amendment thereto filed on October 20, 2000, and an amendment filed on November 9, 2000 (the "Registration Statement"), relating to the proposed issuance of 3,500,000 shares (the "Shares"), of common stock, par value $.001 per share, of NPS (the "Common Stock"), which will be sold to the respective underwriters named in the Registration Statement pursuant to the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement").

     We have participated in the preparation of the Registration Statement and have made such legal and factual examination and inquiry as we have deemed advisable for the rendering of this opinion. In making our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies.

     Based upon and subject to the foregoing, we are of the following opinion:

     When (i) the Registration Statement becomes effective, (ii) the Pricing Committee of the Company's Board of Directors approves the price at which the Shares are to be sold to the underwriters set forth in the Underwriting Agreement and approves other matters relating to the issuance and sale of the Shares, (iii) the Underwriting Agreement has been duly executed and delivered by the parties thereto and (iv) certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and have been delivered to and paid for by the Underwriters, at a price per share not less than the per share par value of the Common Stock as contemplated by the Underwriting Agreement, the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus contained therein under the caption "Legal Matters." In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                           Very truly yours,



                                           /s/ Parsons Behle & Latimer